SEACOAST
Financial Services Corporation                                     PRESS RELEASE

                                             Contact: James R. Rice 508.984.6102
                                         Seacoast Financial Services Corporation
                                                       Dana Briggs, 508.833.7222
                                                          Sandwich Bancorp, Inc.



            SANDWICH BANCORP AND SEACOAST FINANCIAL COMPLETE MERGER


New Bedford and Sandwich, MA--December 3--Sandwich Bancorp, Inc. (Nasdaq: SWCB), holding company for The Sandwich Co-operative Bank and Seacoast Financial Services Corporation (Nasdaq: SCFS), holding company for CompassBank, jointly announced completion of their merger, effective 12:01 a.m., December 4, 1998. In accordance with the March 23, 1998 Merger Agreement, each share of Sandwich Bancorp Common Stock will convert into 6.385 shares of Seacoast Financial Common Stock. Seacoast Financial will immediately mail appropriate transmittal information to Sandwich Bancorp shareholders to effectuate the exchange.

The exchange ratio of 6.385 Seacoast Financial shares for each Sandwich Bancorp share was calculated by averaging the Nasdaq closing bid and asked prices of Seacoast Financial Common Stock for each of the second through the ninth trading days after consummation of Seacoast's initial public offering on November 20, 1998 (each day's average price became the "Daily Price"), discarding the two highest and the two lowest Daily Prices and averaging the remaining Daily Prices.

Effective December 4, 1998, Sandwich Bancorp Common Stock will be traded as shares of Seacoast Financial Common Stock based upon the exchange ratio.

Seacoast Financial Services Corporation is the holding company for CompassBank, headquartered in New Bedford, Massachusetts. With the consummation of the merger, CompassBank becomes a $1.9 billion state chartered savings bank serving Southeastern Massachusetts and Cape Cod through a network of 34 full service branch offices and 27 branch and remote ATMs. The Bank provides a wide array of financial services including consumer banking, mortgage lending, commercial lending, consumer finance and alternative investments to retail and business customers.


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           791 Purchase Street, New Bedford, MA 02740 1-800-322-9313
                           www.seacoastfinancial.com